MDU Resources Subsidiary Plans Retirement of Aging
Generation Units; New Generation Build

BISMARCK, N.D. - February 19, 2019 - MDU Resources Group, Inc., (NYSE: MDU) subsidiary Montana-Dakota Utilities announced today that it intends to retire three aging coal-fired electric generation units at two locations within the next two to three years and construct a new simple-cycle natural gas combustion turbine to cost-effectively meet the needs of its customers.

The analysis done while preparing the integrated resource plan (IRP), which the company puts together every two years and files with regulatory commissions, points to the retirement of two aging coal-fired plants and the construction of the natural gas combustion turbine. Low-cost power available on the market, due to low-cost natural gas and increasing wind resources, as well as rising costs to operate these facilities, led to the decision to retire the coal plants. The retirements are expected around the end of 2020 for Lewis & Clark Station in Sidney, Montana, and around the end of 2021 for units 1 and 2 at Heskett Station in Mandan, North Dakota. These dates may be impacted by the company’s coal supplier’s pending bankruptcy proceeding.

The company has begun the development process to construct an 88-megawatt simple-cycle peaking unit at the Heskett Station site, and anticipates submitting an advance determination of prudence request with the North Dakota Public Service Commission this fall.

The new generation resource was selected as part of Montana-Dakota’s IRP. The company believes a second combustion turbine at Heskett will be cost-effective because the site has existing infrastructure and natural gas supply that serves an existing combustion unit that went online in 2014.

“Our main objective is to provide our customers with safe, reliable and low-cost service,” said Nicole Kivisto, president and CEO of Montana-Dakota. “The IRP process helps guide us in making decisions to meet those objectives. Heskett and Lewis & Clark have met that objective for many years, but our analysis is showing those units are no longer cost competitive for our customers.”

The total cost of building and operating a new simple-cycle combustion turbine, coupled with market purchases, is expected to be about half the total cost of continuing to run the Heskett and Lewis & Clark coal-fired units.

The first coal-fired unit at Heskett went online in 1954 and the second unit in 1963. They combine for 100 MW of power. Lewis & Clark went online in 1958 and provides 44 MW of power. If the company meets the proposed retirement timeline, the plants will range in age from 58-67 years old.

“The plants have served our customers well, providing low-cost energy for many years, operating roughly twice as long as expected when they were constructed in the mid-1950s and early 1960s,” Kivisto said. “The age of the plants, low-cost competition on the market, and the ongoing cost to operate the plants all have contributed to the plants being too expensive to operate much longer.”

Montana-Dakota has conducted an IRP for many years. The IRP is a way to consider all resource options reasonably available to meet the end-use customer’s demand for reliable and cost-effective energy, and provide a road map for Montana-Dakota’s future resources. The IRP process includes four areas: Load forecasting, demand-side analysis, supply-side analysis, and integration and risk analysis.

Montana-Dakota’s customers also have benefited from low-cost energy available on the MISO market and the long-range forecast calls for similar savings in future years. MISO, or the Midcontinent Independent System Operator, is a not-for-profit member-based organization that ensures reliable, least-cost delivery of electricity across all or parts of 15 U.S. states and one Canadian province. In cooperation with stakeholders, MISO manages approximately 65,000 miles of high-voltage transmission and 200,000 MW of power-generating resources across its footprint.

Montana-Dakota currently employs 77 people between the two coal stations. Once the units are no longer in operation, Montana-Dakota estimates approximately 10 employees will be needed to operate the two natural gas-fired combustion turbine units at Heskett and the two natural gas-fired reciprocating internal combustion engines at Lewis & Clark. A plan is in place intended to maintain staff until the plant retirements, and the company will offer training for employees who wish to fill open positions in other areas of the company.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

About Montana-Dakota Utilities
Montana-Dakota Utilities Co., a subsidiary of MDU Resources, distributes natural gas and generates, transmits and distributes electricity and provides related services in the northern Great Plains. The company serves approximately 143,000 electric customers and 275,000 natural gas customers in 262 communities in North Dakota, South Dakota, Montana and Wyoming.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements made by the president and CEO of Montana-Dakota and statements relating to plans and expectations regarding the construction of a simple cycle combustion turbine, retirement of existing generating stations, related costs and other benefits, and Montana-Dakota’s integrated resource plan, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-Q and 10-K.

Media Contact: Mark Hanson, senior public relations representative, 701-530-1093
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

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